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                                  EXHIBIT 10.1

                            CONTENT PARTNER AGREEMENT

                                     BETWEEN

                           THEHEALTHCHANNEL.COM, INC.

                                       AND

                                   AVANTGO, INC.

                               DATED JULY 31, 2000


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                            CONTENT PARTNER AGREEMENT


        This Content Partner Agreement ("AGREEMENT") is entered into as of July 31, 2000 (the "EFFECTIVE DATE"), by and between AvantGo, Inc. located at 1700 S. Amphlett Blvd., Suite 300, San Mateo, CA 94402 ("AVANTGO"), and thehealthchannel.com, Inc. located at 260 Newport Center Drive, Suite 250, Newport Beach, CA 92660 ("CONTENT PARTNER").

1.      DEFINITIONS.

"CHANNEL" means web pages that are delivered via the Service to an End User's Handheld Device when the Handheld Device is connected wirelessly, connected through synchronization with such End User's desktop computer or through any other means.

"CONFIDENTIAL INFORMATION" of a party means any information, including information about technologies, content partners, business strategies, distribution activities, product features, demographics, and usage patterns, disclosed by that party to the other pursuant to this Agreement which is marked or identified orally as being "Confidential" or "Proprietary."

"CONTENT" means WWW content which conforms to the Style Guide, which is developed by the Content Partner for delivery through the Channel, and which is described in detail on EXHIBIT A.

"CONTENT PARTNER WWW SITE" means the WWW site owned or controlled by Content Partner. The URL for the Content Partner WWW Site is set forth on EXHIBIT A.

"END USER" means any party that uses a Handheld Device and accesses the Service.

"HANDHELD DEVICE" means any device that is able to receive or store information including, but not limited to, Palm OS devices, Windows CE devices, Cell Phones, Pagers, Smartphones and other devices, whether wireless, wireline or requiring cradle synchronization.

"LICENSED MATERIALS" means the AvantGo trademarks and Icons (as defined in Section 2.2(ii) below).

"SERVICE" means the service provided by AvantGo to users of Handheld Devices facilitating the delivery of Content to users.

"STYLE GUIDE" means the AvantGo guide which specifies guidelines and procedures for developing WWW content which is optimized for the small graphics display of Handheld Devices, a copy of which is located at http://corp.avantgo.com/DevCorner/StyleGuide/ and is incorporated herein by reference.

"WWW" means the part of the Internet commonly known as the World Wide Web.

2.      LICENSE GRANTS.

        2.1. CONTENT LICENSE. Subject to the terms and conditions of this Agreement, Content Partner hereby grants AvantGo a nonexclusive, non-transferable, revocable, worldwide license to use, copy (including, without limitation, caching for performance purposes), perform, display and redistribute to End Users the Content solely for purposes of providing the Service. AvantGo, from time to time, may offer the Service under the brand of a third party or co-branded with such third party. If AvantGo wishes to include such third party's channel, Content Partner may elect to have the Content excluded from such third party branded or co-branded version of the Service by providing AvantGo with written notice of such election.

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        2.2    TRADEMARK LICENSE.

               (i) BY CONTENT PARTNER. Subject to the terms and conditions of this Agreement, Content Partner hereby grants AvantGo a nonexclusive, non-transferable, revocable, worldwide license to use Content Partner's trademarks, trade names and logos set forth on EXHIBIT A (the "CONTENT PARTNER TRADEMARKS") solely in connection with the display of the Channel through the Service and the marketing of the Content and AvantGo products, including the Service. AvantGo shall comply with any usage guidelines which may be provided to AvantGo by Content Partner from time to time. AvantGo shall not challenge the Content Partner's ownership of such Content Partner marks.

               (ii) BY AVANTGO. Subject to the terms and conditions of this Agreement, AvantGo hereby grants the Content Partner a nonexclusive, non-transferable, revocable, worldwide license to (i) use the "Download AvantGo" icon on the Content Partner WWW Site to link WWW users to an AvantGo WWW Site where such users may download AvantGo software and (ii) use the "Subscribe to Channel" icon on the Content Partner WWW Site to enable End Users to subscribe to the Content Partner WWW Site as a Channel (collectively the "AVANTGO Icons"). Content Partner shall comply with any usage guidelines which may be provided to the Content Partner by AvantGo from time to time, and upon request by AvantGo, shall furnish AvantGo with samples of the Content Partner's usage of such AvantGo Icons. Content Partner shall not challenge AvantGo's ownership of such AvantGo Icons or use or adopt any trademarks which might be confusingly similar to such AvantGo Icons.

        2.3 RESTRICTIONS. Neither party shall have the right to sublicense any of the rights granted to such party in this Section 2; provided, however, that End Users shall have the right to copy and use the Content on such End User's Handheld Device solely for personal use. Content Partner shall not rent, lease, reproduce, modify, translate, or create derivative works of the Licensed Materials. AvantGo reserves all rights in the Licensed Materials which are not expressly granted to Content Partner in this Agreement.

        2.4 PROPRIETARY NOTICES. The parties agree they will not remove any copyright or other proprietary rights notices from the other party's trademarks or the Licensed Materials.

3.      OBLIGATIONS OF THE CONTENT PARTNER.

        3.1 CONTACTS. Content Partner shall designate one person who shall be the exclusive point of contact with AvantGo with respect to all technical issues hereunder ("TECHNICAL CONTACT"), and one person who shall be the exclusive point of contact with AvantGo with respect to all marketing issues hereunder ("MARKETING CONTACT"). The Technical Contact and Marketing Contact are set forth on EXHIBIT A. Content Partner will have the right to change the Technical Contact or the Marketing Contact upon prior written notice to AvantGo.

        3.2 CONTENT DEVELOPMENT AND CHANGE. Content Partner shall use its commercially reasonable efforts to develop and make Content available to End Users. The procedure for ensuring compliance with this requirement is described in the Style Guide. Content Partner shall provide AvantGo thirty (30) days advance written notice prior to changing the Content if the revised Content will substantially differ from the description set forth on EXHIBIT A. Content Partner will be solely responsible for developing and formatting the Content as follows;

               3.2.1 All static pages (those that don't update more than once per day) and images from Content Partners must be cacheable for at least 1 day (this is to improve delivery time to the End User.);

               3.2.2 Content Partners may make exactly one (1) page not cacheable. Each sync will cause that page to be fetched. Content Partner will then count syncs by counting hits on that page;

               3.2.3 Personalized dynamic pages do not need to be cacheable;
and-

               3.2.4 Content Partner shall not disclose the URL to outside parties. The Channel has been developed for optimized viewing on AvantGo enabled devices and may not perform effectively outside of the AvantGo environment.

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        3.3 EXCLUSIVE CHANNEL ACCESS. Content Partner represents and warrants that the html pages to be accessed by the Service will only be accessible by the AvantGo Interactive Service and by no other third party. The procedure for ensuring compliance with this requirement is described in the Style Guide.

        3.4 EXPENSES. Each party will bear its own expenses with respect to the fulfillment of its obligations set forth under this Agreement.

        3.5 REVENUE BEARING SERVICES. Content Partner shall describe in detail on Exhibit A hereto any and all Content or other information or services that will be offered or made available through the Service (whether as part of the Channel or otherwise) for which Content Partner receives any monetary value or any other form of consideration (from End Users or any third party) directly or indirectly. All Content Partners electing to generate revenue from their AvantGo channel are required to enter into a revenue sharing agreement with AvantGo. For revenue generated from Channels Sponsorships and Advertising on Content Partner's AvantGo Channel, Content Partner will remit 25% of gross revenue generated to AvantGo. All other revenue generating activities, including but not limited to commerce, subscription fees, and transactions, will require additional terms negotiated on a case by case basis. In the event Content Partner proceeds without negotiating such additional terms, Content Partner will remit 25% of all gross revenues generated from such additional revenue generating activity until such time that the parties negotiate an alternative arrangement. In the event Content Partner is in breach of this subsection 3.5, AvantGo may restrict access to the Content Partner WWW Site, the Content or the Channel and, in AvantGo's sole discretion, may immediately terminate this Agreement. If Content Partner chooses to add revenue-bearing services in the future, an amendment to this Agreement must be made. AvantGo reserves the right to refuse the displaying advertisements which it determines to be inappropriate for delivery through its Service.

        3.6 PAYMENT. Content Partner will remit all such payments to AvantGo within thirty (30) days following the end of each calendar month. All payments shall be made in United States currency, unless otherwise specified by AvantGo. Any amounts not paid when due will be subject to a finance charge equal to one and one-half percent (1.5%) per month or the highest rate allowable by law, whichever is less, determined and compounded daily from the date due until the date paid. Payment of such finance charges will not excuse or cure any breach or default for late payment. Each party may accept any check or payment without prejudice to its rights to recover the balance due or to pursue any other right or remedy. No endorsement or statement on any check or payment or letter accompanying any check or payment or elsewhere will be construed as an accord or satisfaction.

        3.7 AUDIT RIGHTS. Content Partner shall maintain accurate records to the activities which give rise to a payment obligation under this Agreement and calculations of the fees payable to AvantGo, and shall provide monthly reports thereof. AvantGo shall have the right, upon no less than fifteen (15) days prior written notice to Content Partner, to inspect, during Content Partner's normal business hours, the records of Content Partner upon which Content Partner's revenue calculations are to be based. The costs of such audit shall be paid by AvantGo provided, however, that if said inspection shall reveal an error in excess of five percent (5%) in monies due to AvantGo, Content Partner shall pay for the audit. Such audit rights as shall continue for six (6) months after the expiration or termination of this Agreement.

        3.8    MARKETING.

               3.8.1 SUBSCRIBING TO CHANNEL. Content Partner shall conspicuously display and use the AvantGo Icons on the Content Partner WWW Site home page to enable End Users to subscribe to Content Partner's Channel. Content Partner will allow End Users to link to a page that describes Content Partner's Channel, enables existing AvantGo users to subscribe to the Channel, and enables individuals to sign up for AvantGo.

               3.8.2 BANNER ADS. Content Partner shall promote its Channel via Banner Ads on the Content Partner's Web Site. Content Partner will promote its Channel with page views equivalent to a minimum 10 times the number of unique users accessing the Channel during the immediately preceding month. As an example, if Content Partner has 1,000 AvantGo users who have subscribed to the Content Partner's Channel, the Content Partner shall run a banner ad for a minimum of 10,000 impressions. Content Partner shall provide proof of compliance with this requirement.

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               3.8.3 OTHER MARKETING OBLIGATIONS: Content Partner shall promote the AvantGo Channel in a reasonable manner, including: BANNER ADS, SPONSORSHIP LINKS, MEDIA KITS, AND OTHER PROMOTIONAL MATERIALS.

        3.9 PRESS RELEASE: Content Partner shall issue a press release, mutually agreeable to the parties, within 30 days of the Effective Date.

4. OBLIGATIONS OF AVANTGO.

        4.1 Joint Marketing. Content Partner and AvantGo will use commercially reasonable efforts to participate in marketing opportunities with respect to the promotion of the Content Partner Channel and the Service.

        4.2 USER REPORTING. At Content Partner's request, AvantGo will provide Content Partners with the total number of unique users currently subscribed to Content Partner's Channel at each calendar month-end.

        4.3 LINKING. AvantGo will enable End Users to subscribe to the Content Partner's Channel from the AvantGo WWW Site. AvantGo will have no obligation to list, and will have the right to remove from such list, in AvantGo's sole discretion, Channels with content which does not conform to the Style Guide; provided, however, that prior to such removal, AvantGo will notify Content Partner in writing, and Content Partner will have thirty (30) days to conform the Channel to the Style Guide. AvantGo may restrict or prevent access to the Content, the Content Partner WWW Site and/or the Channel (and, at AvantGo's option, immediately terminate this Agreement), if AvantGo believes, in its sole discretion, that all or any portion thereof: (i) promotes or contains any information or content, including but not limited to visual images, that is unlawful, false or misleading or that promotes illegal conduct or purposes; (ii) promotes bigotry, racism, hatred, or harm of any kind against any group or individual; (iii) is or could be in any way harmful to minors; (iv) is harassing, libelous, invasive of another's privacy, abusive, threatening, vulgar, obscene, tortious, or otherwise objectionable, or that infringes or may infringe the intellectual property or other rights of another; (v) involves the transmission of "junk mail", "spam", "chain letters", or unsolicited mass distribution of email; (vi) distributes or allows access to corporate or Intranet information that is not generally made available for free to users of the WWW; or (vii) is otherwise inappropriate for inclusion in the Service.

        4.4 TECHNICAL SUPPORT. AvantGo will provide electronic mail support with respect to the development of Content to the Technical Contact. AvantGo will use its commercially reasonable efforts to respond to all electronic mail requests received during normal business hours within twenty-four (24) hours. AvantGo will provide additional support to Content Partners, in AvantGo's sole discretion, subject to AvantGo's then-current time and materials rates.

5.      OWNERSHIP.

        5.1 BY CONTENT PARTNER. Content Partner shall own all right, title and interest in and to the Content, Content Partner Trademarks and other intellectual property rights pertaining thereto. Except as expressly provided herein, nothing in this Agreement shall confer in AvantGo any right of ownership in, or license to, the Content or other intellectual property rights pertaining thereto. AvantGo shall not challenge Content Partner's ownership of such trademarks or related intellectual property rights. AvantGo shall keep the Content and the Content Partner Trademarks free and clear of all claims, liens and encumbrances.

        5.2 BY AVANTGO. AvantGo shall own all right, title and interest in and to the Licensed Materials, and all intellectual property rights pertaining thereto. Except as expressly provided herein, nothing in this Agreement shall confer in Content Partner any right of ownership in, or license to, the Licensed Materials nor other intellectual property rights pertaining thereto. Content Partner shall not challenge AvantGo's ownership of such Licensed Materials or related intellectual property rights. Content Partner shall keep the Licensed Materials free and clear of all claims, liens and encumbrances.

6.      PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION.

         6.1 NONDISCLOSURE. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to

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disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

        6.2 EXCEPTIONS. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove: (a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party; (b) was known to the receiving party, without restriction, at the time of disclosure; (c) is disclosed with the prior written approval of the disclosing party; (d) was independently developed by the receiving party without any use of the Confidential Information; (e) became known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights; (f) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement; or (g) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

        6.3 RETURN OF CONFIDENTIAL INFORMATION. Upon expiration or termination of this Agreement, each party shall return all Confidential Information received from the other party within 30 days.

        6.4 REMEDIES. Any breach of the provisions in this Section 6 is a breach of this Agreement which may cause irreparable harm to the non-breaching party. Any such breach shall entitle the non-breaching party to injunctive relief in addition to all legal remedies.

7. REPRESENTATIONS AND WARRANTIES: Content Partner represents and warrants to AvantGo that:

        7.1 it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

        7.2 its Trademarks do not infringe any third party trademark rights;

        7.3 it has not granted any rights with respect to the Content or its Trademarks to any third party which grant is inconsistent with the rights granted to AvantGo in this Agreement.

8.      INDEMNITY.

        8.1 BY CONTENT PARTNER: Content Partner will indemnify, defend and hold harmless AvantGo and its other content partners, vendors, licensors, partners, licensees, and their respective subsidiaries, affiliates, directors, officers, employees and representatives from any and all liabilities, losses, expenses (including reasonable attorney's fees), costs and damages of any kind arising out of or relating to any third party claim that the Content or Content Partner Trademark violates, infringes or misappropriates such third party's intellectual property rights or other legal rights, or that it contains material or information that is false, deceptive, misleading, obscene, defamatory, libelous, slanderous or that violates any right of publicity or privacy. Content Partner agrees that each party named in this section shall be deemed a third party beneficiary of this Section.

        8.2 BY AVANTGO: AvantGo will indemnify, defend and hold harmless Content Partner, and its respective subsidiaries, affiliates, directors, officers, employees and representatives from any and all liabilities, losses, expenses (including reasonable attorney's fees), costs and damages of any kind arising out of or relating to any third party claim that the Licensed Material violates, infringes or misappropriates such third party's intellectual property rights or other legal rights, or that it contains material or information that is false, deceptive, misleading, obscene, defamatory, libelous, slanderous or that violates any right of publicity or privacy.

9. DISCLAIMER OF WARRANTIES. EXCEPT WITH RESPECT TO THE INDEMNITY OBLIGATIONS HEREIN, AVANTGO PROVIDES THE LICENSED MATERIALS "AS IS." AVANTGO MAKES NO PROMISES,

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REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR
OTHERWISE UNDER THIS AGREEMENT, AND AVANTGO SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

10.     LIMITATION OF LIABILITY.

EXCEPT WITH RESPECT TO CLAIMS ARISING UNDER SECTIONS 6 AND 8, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, LOSS OF USE, OR LOSS OF DATA, OR FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, UNDER OR ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. AVANTGO'S MAXIMUM LIABILITY FOR ANY CLAIM UNDER THIS AGREEMENT OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE THE AMOUNT OF MONEY ACTUALLY PAID BY CONTENT PARTNER HEREUNDER.

11.     TERM AND TERMINATION.

        11.1 TERM. Unless earlier terminated in accordance with the terms hereof, the term of this Agreement and the license granted hereunder shall commence on the date set forth at the beginning of this Agreement and shall have an initial term of one year and, thereafter, shall continue for additional successive one (1) year renewal periods unless and until either party provides the other party written notice of its intention to terminate at least thirty
(30) days prior to the expiration of initial term or the then-current renewal period.

        11.2 TERMINATION FOR CONVENIENCE. Either party may, at its option, terminate this Agreement upon forty-five (45) days prior written notice to the other party.

        11.3 SURVIVING TERMS. Sections 1, and 5 through 12 shall survive termination of this Agreement. Within thirty (30) days after termination of this Agreement, the Content Partner shall return to AvantGo or destroy, at the Content Partner's option, all Licensed Materials in the possession of the Content Partner.

12.     GENERAL PROVISIONS.

        12.1 ASSIGNMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and to their respective heirs, successors, assigns and legal representatives. Neither party may assign this Agreement in whole or in part without the other party's prior written consent. However, either party shall be entitled to assign this Agreement in the event of a merger, consolidation, any sale of all or substantially all of its assets or any other transaction in which more than fifty percent (50%) of its voting securities are transferred. Any such assignment by the Content Partner shall not result in an increase in the scope of the license granted pursuant to this Agreement.

        12.2 GOVERNING LAW. This Agreement shall in all respects be governed by the laws of the State of California for contracts to be performed wholly within California and without reference to conflicts of laws principles. The parties hereby agree that all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of and venue in the federal and state courts located within Santa Clara County, California. The parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

        12.3 SEVERABILITY. If any of the provisions of this Agreement are held to be invalid under any applicable statute or rule of law, they are, to that extent, deemed omitted.

        12.4 NO WAIVER. The waiver of any particular breach or default or any delay in exercising any rights shall not constitute a waiver of any subsequent breach or default.

        12.5 NOTICES. All notices required or permitted hereunder shall be given in writing addressed to the respective parties as set forth below and shall either be (i) personally delivered, (ii) transmitted by postage prepaid

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certified mail, return receipt requested, or (iii) transmitted by nationally-recognized private express courier, and shall be deemed to have been given on the date of receipt if delivered personally, or two (2) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other. The addresses for the parties are set forth at the beginning of this Agreement, and notices shall be direct to the attention of each party's CEO.

        12.6 FORCE MAJEURE. Neither party will be responsible for any failure or delay in performance of its obligations under this Agreement due to circumstances beyond its reasonable control, including, without limitation, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, service outages resulting from equipment and/or software failure and/or telecommunications failures, power failures, network failures, failures of third party service providers (including providers of Internet Services and telecommunications). The party affected by any such event shall notify the other party within a maximum period of fifteen (15) days from its occurrence. The performance of this Agreement shall then be suspended for as long as any such event shall prevent the affected party from performing its obligations under this Agreement.

        12.7 INDEPENDENT CONTRACTORS. Notwithstanding the use of the term "Partner" in this Agreement or in marketing materials, the relationship of AvantGo and the Content Partner is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii) allow the either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

        12.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        12.9 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties, and supersedes all prior agreements and understandings with respect to the matters covered by this Agreement. The parties agree that they have not entered into this Agreement based on any representations other than those contained herein. This Agreement may only be amended by a written agreement signed by both parties.

AGREED AND ACCEPTED:

AVANTGO, INC.                               CONTENT PARTNER


By:     /s/ Ann M. Culver            By:    /s/ Mark Ressa
   ------------------------------       --------------------------------------
Title:  Director                     Title: CTO and VP of Corporate Department
      ---------------------------          -----------------------------------


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                                    EXHIBIT A


1.      CONTENT PARTNER TRADEMARKS.
        thehealthchannel.com-TM-


2..     TECHNICAL CONTACT. (PLEASE INCLUDE EMAIL, PHONE, FAX AND MAILING
        ADDRESS).

        Linsen Limsico, Director of Internet Technologies P - 949-631-8317 x 16 F - 949 719=6055 260 Newport Center Drive Suite 250 Newport Beach, CA 92660


3..     MARKETING CONTACT (PLEASE INCLUDE EMAIL, PHONE, FAX AND MAILING
        ADDRESS).

        Mark Ressa
        Chief Technology Officer and VP of Corporate Development
        260 Newport Center Drive
        Suite 250
        Newport Beach, CA 92660
        (949) 631-8317 or (949) 719-6051 voice
        (949) 631-2544 or (949) 719-6055 fax
        mressa@thehealthchannel.com


4.      DESCRIPTION OF CHANNEL(s)

        thehealthchannel.com web site is committed to offering medical consumers and professionals quality content and interactive health care management products. thehealthchannel.com is also the first board-based eHealth portal to bridge the gap between the Internet, wireless and mobile technologies and is committed to accelerate the eHealth information flow to its customers and business partners.


5.      CONTENT PARTNER WWW SITE.

        Avantgo Channel:  http://www.thehealthchannel.com/wrls/
        Web Homem page:  http://thehealthchannel.com